EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion and incorporation by reference in this registration statement on Form S-4 of our reports dated April 10, 1996, except for Note 16 which is as of May 6, 1996 and March 15, 1995, except for Note 16 which is as of May 5, 1996, which include an explanatory paragraph regarding the restatement of certain financial statement amounts, on our audits of the financial statements of National Drilling and Services Co. LLC as of December 31, 1995, December 31, 1994 and March 31, 1994 and for the years ended December 31, 1995 and March 31, 1994 and for the period from April 1, 1994 to December 31, 1994. We also consent to the reference to our firm under the caption "Independent Public Accountants".

                                          Saba & Co.

Muscat - Sultanate of Oman
January 23, 1997